Jewett-Cameron Privately Repurchases 490,120 Common Shares

North Plains, Oregon January 9, 2020 – Jewett-Cameron Trading Company Ltd. ("Jewett-Cameron") (NASDAQ:JCTCF) announces it has completed the private repurchase and cancellation of a total of 490,120 common shares from the Company’s two largest shareholders.

300,000 common shares were repurchased from Michael Nasser, Company co-founder and current Officer and Director, and 190,120 common shares were repurchased from the Donald Boone Irrev Trust, which holds the common shares formerly owned by Donald Boone, Company co-founder and former Officer and Director, after his passing in May 2019. The price for all the repurchased shares was $7.89, which is the Volume Weighted Average Price (VWAP) of all Jewett-Cameron shares traded on NASDAQ during the first quarter of fiscal 2020 ended November 30, 2019.

“The repurchase of these shares was beneficial for the Company, the sellers, and our shareholders,” said CEO Charlie Hopewell. “For the Company, we were able to utilize a portion of our current excess cash through a quick repurchase at a fixed price. For the sellers, co-founder Mr. Nasser sold a portion of his shares for financial planning purposes, while the Donald Boone Irrev Trust sold to distribute a specific amount of cash to the Trust’s beneficiaries to fulfill the last will and testament of our other co-founder, Donald Boone. For all our shareholders, we hope they will benefit from higher EPS based on fewer outstanding shares.”

The total cost of the repurchase of the shares was $3,867,047 and was funded from the Company’s current cash position. The repurchase and cancelation represents approximately 12% of the Company’s previously issued and outstanding shares. After the cancelation of the repurchased shares, the Company has 3,481,162 common shares outstanding.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal products, wholesale distribution of wood products, seed processing and sales, and sales of industrial tools and clamps. The Company’s brands include Lucky Dog, Animal House and AKC licensed products in the expanding pet market; fencing products under the Adjust-A-Gates, Fit-Right, Perimeter Patrol, and LIFETIME POST™ systems brands; Early Start, Spring Gardner, and Weatherguard for greenhouses; and TrueShade for patio umbrellas, furniture covers and canopies. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

For further information, contact:

Charlie Hopewell

President and CEO

(503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.